Exhibit 14.1 Code of Conduct for Directors, Officers and Employees

CODE OF CONDUCT FOR DIRECTORS, OFFICERS AND EMPLOYEES OF CAPACITIVE DEIONIZATION TECHNOLOGY SYSTEMS, INC.

INTRODUCTION

This Code of Conduct ("Code") reaffirms the policy of Capacitive Deionization Technology Systems, Inc. (the "Company") that its directors, officers and employees should strive to comply with all applicable laws and conform to high ethical and moral standards in conducting the business of the Company. This Code is intended to provide general guidelines that will establish a high expected standard of conduct which will reflect positively on the Company and its employees.

HIGH ETHICAL STANDARDS

The Company neither condones nor tolerates any conduct that violates the law or discredits its good reputation. It is the duty of each employee to avoid any circumstance that would violate this Code or the laws, and regulations that govern the Company's business. The Company expects employees to act with the highest degree of ethical standards in all their actions taken on behalf of the Company.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Company is subject to a multitude of federal, state, and local laws and regulations, and in doing business in other countries will be subject to regulation by the laws of those countries also. The Company is committed to complying with all laws. No one is authorized to undertake any activities in the name of the Company, whether administrative, operating or financial, that would violate any local, state, federal or foreign laws or regulations. Accordingly, any unlawful acts are outside the scope of employment.

In addition, strict obedience must be given to federal and state securities laws, antitrust laws, and the Foreign Corrupt Practices Act. For employees who are actually or potentially in contact with competitors, there is a duty to read, attempt to understand, and comply with antitrust laws and comply with them. The Age Discrimination in Employment Act, the Americans with Disabilities Act, the Vocational Rehabilitation Act, and civil rights laws also deserve careful attention. Finally, the Company is a drug-free workplace, and all employees are expected to read and comply with any Company substance abuse policies.

ENVIRONMENTAL LAWS

The Company expects each employee, officer and director of the Company act in accordance with all applicable environmental laws when making decisions that have an environmental impact.

SAFETY AND HEALTH

Particular attention should be directed to compliance with laws and regulations governing safety and health practices, such as the Occupational Safety and Health Act. In particular, the Company expects all employees to follow established safe work practices in every aspect of their daily work.

DISCRIMINATION AND HARASSMENT

By policy and preference, the Company affirms its commitment to afford all individuals who have the necessary qualifications an equal opportunity to compete for employment and advancement within the Company. The Company is committed to the philosophy and principle of equal employment opportunity for all present and prospective employees. The Company's objective is to provide every employee with an optimal work environment. Such an environment must be free of discrimination and harassment based on gender, race, color, national origin, age, religion, marital status, disability, sexual orientation or veteran status. To ensure equal employment opportunity, there will be no discrimination concerning any individual or group because of gender, race, color, national origin, age, religion, marital status, disability, sexual orientation or veteran status or other factors prohibited by law.

Sexual harassment is a form of sex discrimination, and will not be tolerated in the Company's workforce. Likewise, the offensive and/or hostile working conditions created by sexual harassment will not be permitted. Every employee, and every member of management is expected to be sensitive to, and aware of any behavior or situations which could be interpreted as harassment, including sexual harassment, and is responsible for taking immediate steps to stop any such actions or to correct any such situations. In addition, any complaints alleging sexual harassment are to be handled in a timely manner, in accordance with the Company policy.

Every employee is expected to carry forward the Company's policy of nondiscrimination, equal employment opportunity and affirmative action within their assigned area of responsibility. In addition, each employee is directed to read and comply with all Company anti-harassment policies. The Company reserves the right to restrict employment where a bona fide occupational qualification (BFOQ) is not met by a prospective employee. An employee's supervisor or the law department should be contacted with regard to any instance of discrimination or sexual harassment.

CONFLICTS OF INTEREST AND CORPORATE OPPORTUNITY

Conflicts of interest are prohibited as a matter of policy, except under guidelines approved by the Board of Directors. A "conflict of interest" exists when a person's private interest interferes in any way with the interest of the Company. Conflicts can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her duties for the Company objectively and fairly. Conflicts can also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company. Employees, officers and directors must avoid situations in which his or her interests, actually or apparently, conflict with the interests of the Company. Even the appearance of a conflict of interest may be as damaging to the person and to the Company as an actual conflict.

Service to a direct competitor, significant customer or key supplier of the Company presents a heightened risk of conflict. Therefore, no employee, officer or director of the Company may work simultaneously for a direct competitor, significant customer or key supplier of the Company. Additionally, no employee or officer of the Company may serve on the board of directors of any corporation (or the management group of any non-corporate entities such as partnerships, or limited liability companies) which has a competitive interest with the Company, including competitors, customers, or suppliers, without the approval of the President and Chief Executive Officer.

Questions or reports regarding any potential conflict of interest should be directed to the law department.

No employee, officer or director may acquire an individual interest in a Company transaction or, without disclosure of his or her interest to the Board of Directors, exercise discretionary authority or make any recommendation or decision on behalf of the Company which would be to the financial benefit of such employee or to the direct financial benefit of a member of such person's immediate family.

The acquisition or retention of a financial interest in any company which may be selling supplies, furnishing services or otherwise doing business with the Company, or the acquisition or retention of a financial interest in any competitor of the Company, is prohibited, with the exception of holding stock in such companies in an amount which is inconsequential to the total value of such companies.

Employees, officers and directors are prohibited from taking for themselves opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee, officer or director may use corporate property, information or position for improper personal gain. Business opportunities or investments known or made available to any such person in the line of the Company's business must be offered to the Company before that person acts for direct or indirect personal benefit. No employee, officer or director should enter into any transactions or engage in any practices (directly or indirectly) which would tend to influence him/her to act other than in the best interests of the Company.

All full time employees and officers are expected to devote their full time and ability during normal working hours to the service of the Company. No full time employee or officer may engage in any business or secondary employment that, because of the demands on such person's time and interest, interferes with his or her obligations and responsibilities to the Company.

PROTECTION AND PROPER USE OF ASSETS

Employees, officers and directors should endeavor to protect the Company's assets and ensure their efficient and proper use. Theft, carelessness and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported to the law department. The Company's assets should be used for legitimate business purposes, though incidental personal use may be permitted.

OFFERING OR ACCEPTING GIFTS AND GRATUITIES

The Company expects all employees to comply with the Foreign Corrupt Practices Act. No employee, regardless of position, will offer or give (directly or indirectly) any gift or "kickback" or other improper payment or consideration for assistance or influence concerning any transaction affecting the Company, whether within the Unites States or in other countries. No employee, regardless of position, will ask for or accept (directly or indirectly) any gift or favor or other improper payment or consideration from a customer, supplier, government official or employee or from any other person in consideration for assistance or influence concerning any transaction affecting the Company. Anyone receiving an offer of a gift, gratuity or other personal reward designed to influence a business transaction will report the same to the law department.

Both the giving and receiving of modest gifts or entertainment as a part of normal business courtesy and hospitality are not prohibited. However, the use of expense accounts to deviate from any policy described herein is strictly forbidden.

CONFIDENTIAL INFORMATION

Employees should comply with any confidentiality agreements signed with the company, and in addition should comply with the provisions in this Code of Conduct. Confidential information is that kind of information known only to persons having a confidential relationship with the Company and includes, but is not limited to, information or material that relates to the Company's manufacturing methods and operations, machine design and operation, articles of manufacture, compositions, inventions, engineering services, technological developments, "know-how," purchasing, accounting, merchandising, licensing, customer and supplier information or other information about business contacts.

Confidential information is deemed to be the exclusive property of the Company. In the course of their work for the Company, employees may become aware of confidential information. Such information must be held in strictest confidence both during and subsequent to the term of employment of any employee. Furthermore, confidential information is to be used solely for corporate purposes and never for the direct or indirect gain of the employee.

NO INSIDER TRADING

Employees in possession of material information about the Company must abstain from trading in its securities until this inside information is publicly available. "Material information" is information that a reasonable investor would consider important in deciding to purchase or sell a security and that could affect the price of the security when known to all traders. In some cases, it might include major new products, earnings estimates, unit and dividend activity, changes of control of management, pending mergers, sales or acquisitions, or other significant business developments. Providing such nonpublic material information to others who then trade on it is also strictly prohibited.

FAIR DEALING

The Company shall endeavor to achieve its goals through superior performance, and never through unethical or illegal business practices. Every employee should respect the rights of, and deal fairly with, the Company's customers, suppliers, competitors and employees. No employee should take unfair advantage of any person or organization through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

ACCOUNTING AND REPORTING

Every employee is required to follow prescribed accounting and reporting procedures designed to promote full, fair, accurate, timely and understandable disclosure in all our financial reports. All of the Company's accounting books, records, reports and financial statements, as well as supporting papers, must accurately reflect and describe corporate transactions and must conform both to applicable legal requirements and to the Company's system of internal control. The recordation of such data must not be falsified or altered in any way to conceal or distort assets, liabilities, revenues or expenses. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

EMPLOYMENT OF FAMILY MEMBERS BY THE COMPANY

The Company does not prohibit spouses, parents and children and other persons related by blood or marriage from working for the Company simultaneously. However, all such employees must be hired by disinterested personnel strictly on the basis of merit and without regard to family relationships. Reporting relationships between family members are to be avoided to the maximum extent possible to eliminate even the appearance of possible favoritism based on family ties.

ELECTRONIC COMMUNICATION

Employees who use electronic mail, voice mail, or other electronic systems at the Company must maintain high legal, ethical and moral standards.

WAIVERS OF THE CODE

Any waiver of this Code for officers or directors may be made only by the Board of Directors or a committee thereof comprised of independent directors, and will be promptly disclosed as required by law.

COMPLIANCE AND REPORTING

All of us have the obligation to inform an appropriate representative of management of any conduct that violates the law or any company policy, including this Code. The Company does not permit retaliation of any kind for reports of misconduct by others made in good faith. Where appropriate or required, anonymity will be protected. If, after due internal investigation, noncompliance is found, those responsible will be the subject of disciplinary action including, when appropriate, dismissal. Employees, officers and directors are expected to cooperate in internal investigations of misconduct.

The Company proactively promotes ethical behavior by its employees, officers and directors. Toward that end, each person subject to this Code is encouraged to discuss any questions of interpretation or application of this Code to a particular circumstance with either the appropriate management representative or a member of the Law Department or the Human Resource Department.

CERTIFICATION

As a condition of continued employment, I hereby acknowledge that I have received, read, understand and will be governed by the Code of Conduct for Directors, Officers and Employees of the Company. I understand that the Code is not intended to constitute, nor do I construe it to create, terms of an express or implied contract of employment or promise of specific treatment in specific situations.

Signature________________________________

Name (print or type)________________________

Position__________________________________

Date____________________________________